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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]


Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12


                               THE SCOTTS COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

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[THE SCOTTS COMPANY LOGO]

THE SCOTTS COMPANY
PROXY STATEMENT FOR 2001 ANNUAL MEETING

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

                           [THE SCOTTS COMPANY LOGO]

                               THE SCOTTS COMPANY
                              41 SOUTH HIGH STREET
                                   SUITE 3500
                              COLUMBUS, OHIO 43215

                                                               December 15, 2000

Dear Fellow Shareholders:

     The Annual Meeting of Shareholders of The Scotts Company will be held at 10:00 a.m., local time, on Thursday, January 18, 2001, at The Westin Great Southern Hotel, 310 South High Street, Columbus, Ohio. The enclosed Notice of Annual Meeting of Shareholders and Proxy Statement contain detailed information about the business to be transacted at the Annual Meeting.

     The Board of Directors has nominated four directors, each for a term to expire at the 2004 Annual Meeting. The Board of Directors recommends that you vote FOR each of the nominees.

     In addition to the election of directors, you are being asked to consider and vote upon the following four proposals:

        - the adoption of an amendment to our Amended Articles of Incorporation to return the Class A Convertible Preferred Stock to the status of authorized but unissued, "blank check" preferred shares;

        - the adoption of amendments to our Code of Regulations to: (i) permit appointment of shareholder proxies in any manner permitted by Ohio law; (ii) permit shareholders to receive notice of shareholder meetings in any manner permitted by Ohio law; and (iii) allow our shareholder meetings to be held in any manner permitted by Ohio law;

        - the adoption of a further amendment to our Code of Regulations to clarify and separate the roles of our officers; and

        - the adoption of a further amendment to our Code of Regulations to provide for Board committees of one or more directors.

     The Board of Directors recommends that you vote FOR each of these proposals.

     On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please record your vote on the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, or alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

                                          Sincerely,

                                          /s/ Charles M. Berger
                                          CHARLES M. BERGER
                                          Chairman and Chief Executive Officer

                           [THE SCOTTS COMPANY LOGO]
                               THE SCOTTS COMPANY
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD THURSDAY, JANUARY 18, 2001
                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of The Scotts Company will be held at The Westin Great Southern Hotel, 310 South High Street, Columbus, Ohio, on Thursday, January 18, 2001, at 10:00 a.m., local time, for the following purposes:

        1. To elect four directors, each for a term of three years to expire at the 2004 Annual Meeting;

        2. To consider and act upon a proposal to adopt an amendment to our Amended Articles of Incorporation to return the Class A Convertible Preferred Stock to the status of authorized but unissued, "blank check" preferred shares;

        3. To consider and act upon a proposal to adopt amendments to our Code of Regulations to: (i) permit appointment of shareholder proxies in any manner permitted by Ohio law; (ii) permit shareholders to receive notice of shareholder meetings in any manner permitted by Ohio law; and (iii) allow our shareholder meetings to be held in any manner permitted by Ohio law;

        4. To consider and act upon a proposal to adopt a further amendment to our Code of Regulations to clarify and separate the roles of our officers;

        5. To consider and act upon a proposal to adopt a further amendment to our Code of Regulations to provide for Board committees of one or more directors; and

        6. To transact such other business as may properly come before the Annual Meeting or any adjournment.

     The close of business on November 27, 2000, has been fixed by the Board of Directors of the Company as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting.


     You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may ensure your representation by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, you may vote your proxy electronically via the Internet or telephonically by following the specific instructions on your proxy card.


                                        By Order of the Board of Directors,

                                        /s/ G. Robert Lucas
                                        G. ROBERT LUCAS
                                        Executive Vice President, General
                                        Counsel and Corporate Secretary

41 South High Street
Suite 3500
Columbus, Ohio 43215
December 15, 2000

                           [THE SCOTTS COMPANY LOGO]

                               THE SCOTTS COMPANY
                              41 SOUTH HIGH STREET
                                   SUITE 3500
                              COLUMBUS, OHIO 43215

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF SHAREHOLDERS
                           THURSDAY, JANUARY 18, 2001


     This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of The Scotts Company of proxies for use at the Annual Meeting of Shareholders to be held at The Westin Great Southern Hotel, 310 South High Street, Columbus, Ohio, on Thursday, January 18, 2001, at 10:00 a.m., local time, and any adjournment, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy were first sent or given to shareholders on or about December 15, 2000. Only holders of record of the Company's common shares on November 27, 2000 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the Record Date, there were 28,126,051 common shares outstanding. Each common share entitles the holder thereof to one vote. There is no cumulative voting. A quorum for the Annual Meeting is a majority of the voting shares outstanding. There are no voting securities of the Company outstanding other than the common shares.


     Common shares represented by signed proxies that are returned to the Company will be counted toward the quorum in all matters even though they are marked as "Abstain," "Against" or "Withhold Authority" on one or more or all matters or they are not marked at all. Broker/dealers who hold their customers' common shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such street name common shares and may vote such common shares on "routine" matters, which, under such rules, typically include the election of directors, but broker/dealers may not vote such common shares on other matters, which typically include the adoption of an amendment to the articles of incorporation or the code of regulations, without specific instructions from the customer who owns such common shares. Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence are referred to as "broker non-votes."


     If the accompanying proxy card is properly signed and returned to the Company prior to the Annual Meeting and is not revoked, it will be voted in accordance with the instructions contained therein. If no instructions are given, the persons designated as proxies in the accompanying proxy card will vote FOR the election as directors of those persons nominated by the Board and FOR the approval of the following four proposals:


        - the adoption of an amendment to our Amended Articles of Incorporation to return the Class A Convertible Preferred Stock to the status of authorized but unissued, "blank check" preferred shares;

        - the adoption of amendments to our Code of Regulations to: (i) permit appointment of shareholder proxies in any manner permitted by Ohio law; (ii) permit shareholders to receive notice of shareholder meetings in any manner permitted by Ohio law; and (iii) allow our shareholder meetings to be held in any manner permitted by Ohio law;

        - the adoption of a further amendment to our Code of Regulations to clarify and separate the roles of our officers; and

        - the adoption of a further amendment to our Code of Regulations to provide for Board committees of one or more directors.

     A proxy card for use at the Annual Meeting is enclosed. Alternatively, shareholders holding common shares registered directly with the Company's transfer agent, National City Bank, may vote electronically via the Internet or telephonically by following the instructions on their proxy card. The deadline for voting electronically via the Internet or telephonically is 11:59 p.m., local time in Columbus, Ohio, on January 17, 2001. Shareholders holding common shares in "street name" with a broker, bank or other holder of record should review the information provided to them by such holder of record. This information will set forth the procedures to be followed in instructing the holder of record how to vote the "street name" common shares and how to revoke previously given instructions.


     The Board of Directors is not currently aware of any matters other than those referred to herein which will come before the Annual Meeting. If any other matter should be properly presented at the Annual Meeting for action, the persons named in the accompanying proxy will vote and act according to their best judgments in light of the conditions then prevailing.

     You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company at the address on the cover page of this Proxy Statement or by sending in a later-dated proxy card or casting a new vote via the Internet or telephonically. If you attend the Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used. Attendance at the Annual Meeting will not, in itself, constitute revocation of your proxy.

     The expense of preparing, printing and mailing proxy materials to the Company's shareholders will be borne by the Company. In addition, proxies may be solicited personally or by telephone, mail or facsimile. Officers or employees of the Company may assist with personal or telephone solicitation and will receive no additional compensation therefor. The Company will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of the common shares.

     If a shareholder is a participant in The Scotts Company Retirement Savings Plan (the "RSP") and common share units have been allocated to such person's account in the RSP, the shareholder is entitled to instruct the trustee as to how to vote the common shares represented by those units. These shareholders may receive their proxy cards separately. If no instructions are given by a participant to the trustee of the RSP, the trustee will not vote those common shares.

               BENEFICIAL OWNERSHIP OF SECURITIES OF THE COMPANY


     The following table furnishes certain information as of November 1, 2000 (except as otherwise noted), as to the common shares beneficially owned by each of the directors of the Company, by each of the individuals named in the Summary Compensation Table and by all directors and executive officers of the Company as a group, and, to the Company's knowledge, by the only persons beneficially owning more than 5% of the outstanding common shares.



                                             AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                            -------------------------------------------------------------------------------
                                                              COMMON SHARES WHICH
                                                                CAN BE ACQUIRED
                                                               UPON EXERCISE OF
                                                              OPTIONS OR WARRANTS
                            COMMON SHARES     COMMON SHARE        EXERCISABLE                    PERCENT OF
 NAME OF BENEFICIAL OWNER   PRESENTLY HELD   EQUIVALENTS(2)     WITHIN 60 DAYS        TOTAL       CLASS(3)
 ------------------------   --------------   --------------   -------------------   ----------   ----------
Charles M. Berger(4)......        20,407(5)      22,191              550,000           592,598      1.99%
Arnold W. Donald..........             0              0                    0                 0       (6)
Joseph P. Flannery........         2,000              0               40,500            42,500       (6)
James Hagedorn(4).........    10,087,041(7)       1,205            3,195,000(8)     13,283,246     42.51%
Albert E. Harris..........         2,000(9)         715               18,000            20,715       (6)
John Kenlon...............       181,595(10)          0              183,142(11)       364,737      1.29%
Katherine Hagedorn
  Littlefield.............    10,044,631(12)          0            3,000,000(13)    13,044,631     42.01%
G. Robert Lucas(4)........         3,039(14)        455               70,000            73,494       (6)
Karen G. Mills............         5,000              0               33,000            38,000       (6)
Jean H. Mordo(4)..........        40,000              0              185,000           225,000       (6)
Patrick J. Norton.........         5,100(15)          0               36,000            41,100       (6)
James L. Rogula(4)........         2,092              0               60,000            62,092       (6)
John M. Sullivan..........         1,500              0               35,000            36,500       (6)
L. Jack Van Fossen........         1,200            715               36,500            38,415       (6)
John Walker, Ph.D.........         1,100              0               12,500            13,600       (6)
All directors and
  executive officers as a
  group (29 persons)......    10,304,717(16)     25,359            4,836,257        15,166,333     46.04%
Hagedorn Partnership,
  L.P.....................    10,044,631(17)                       3,000,000(17)    13,044,631     42.01%
  800 Port Washington
  Blvd.
  Port Washington, NY
  11050
Perry Corp................     1,813,432(18)                               0         1,813,432(18)    6.46%
  Richard C. Perry
  599 Lexington Avenue
  New York, NY 10022


---------------

 (1) Unless otherwise indicated, the beneficial owner has sole voting and dispositive power as to all common shares reflected in the table.


 (2) Includes common shares attributable to the named executive officer's account relating to common share units under The Scotts Company Executive Retirement Plan (the "Executive Retirement Plan"), and to the named director's account holding common share units received in lieu of the director's annual retainer under the Company's 1996 Stock Option Plan, although under the terms of those plans, the named individual has no voting or dispositive power with respect to the portion of his account attributed to common shares of the Company. For this reason, the common share units are not included in the computation of the "Percent of Class" figures in the table.


 (3) The percent of class is based upon the sum of (i) 28,049,151 common shares outstanding on November 1, 2000, and (ii) the number of common shares as to which the named person has the right to acquire beneficial ownership upon the exercise of options or warrants exercisable within 60 days after September 30, 2000.

 (4) Individual named in the Summary Compensation Table.


 (5) Includes 2,207 common share units allocated to Mr. Berger's account and held by the trustee under the RSP.


 (6) Represents ownership of less than 1% of the outstanding common shares of the Company.


 (7) Mr. Hagedorn is a general partner of Hagedorn Partnership, L.P., a Delaware limited partnership (the "Hagedorn Partnership"), and has shared voting and dispositive power with respect to the common shares held by the Hagedorn Partnership and those subject to the right to vote and right of first refusal in favor of the Hagedorn Partnership. See note (17) below. He holds 33,700 common shares directly and 8,710 common share units are allocated to his account and held by the trustee under the RSP.



 (8) Mr. Hagedorn holds currently exercisable options to purchase 195,000 common shares. As a general partner of the Hagedorn Partnership, he has shared voting and dispositive power with respect to the warrants held by the Hagedorn Partnership and those subject to the right to vote and right of first refusal in favor of the Hagedorn Partnership.


 (9) Includes 1,000 common shares owned by Mr. Harris' spouse.


(10) Includes 6,595 common share units allocated to Mr. Kenlon's account and held by the trustee under the RSP.


(11) Mr. Kenlon owns warrants to purchase 6,642 common shares. Each of Mr. Kenlon's four children beneficially owns warrants to purchase an additional 15,000 common shares, for which Mr. Kenlon disclaims beneficial ownership. The Hagedorn Partnership has the right to vote, and a right of first refusal with respect to, the Company's securities received by Mr. Kenlon and his children pursuant to the Merger Agreement described below (175,000 common shares presently held by Mr. Kenlon and warrants to purchase an aggregate of 66,642 common shares). See note (17) below. Mr. Kenlon also holds currently exercisable options to purchase 116,500 common shares.


(12) Ms. Littlefield is a general partner of the Hagedorn Partnership and has shared voting and dispositive power with respect to the common shares held by the Hagedorn Partnership and those subject to the right to vote and right of first refusal in favor of the Hagedorn Partnership. See note (17) below.



(13) Ms. Littlefield, as a general partner of the Hagedorn Partnership, has shared voting and dispositive power with respect to the warrants held by the Hagedorn Partnership and those subject to the right to vote and right of first refusal in favor of the Hagedorn Partnership.



(14) Includes 200 common shares owned by Mr. Lucas' spouse, 2,000 common shares held in a broker retirement account on behalf of Mr. Lucas and 839 common share units allocated to Mr. Lucas' account and held by the trustee under the RSP.


(15) Includes 100 common shares owned by Mr. Norton's spouse.


(16) See notes (5) and (7) through (15) above and note (17) below. Also includes common shares held by the respective spouses of executive officers of the Company and by their children who live with them; and common share units allocated to the accounts of executive officers and held by the trustee under the RSP.



(17) The Hagedorn Partnership owns 9,869,631 common shares, warrants to purchase 2,933,358 common shares, and has the right to vote, and a right of first refusal with respect to, the Company's securities received by Mr. Kenlon and his children pursuant to the Merger Agreement described below. See note
     (11) above. The general partners of the Hagedorn Partnership are Mr. James Hagedorn, Ms. Katherine Hagedorn Littlefield, Mr. Paul Hagedorn, Mr. Peter Hagedorn, Mr. Robert Hagedorn and Ms. Susan Hagedorn, each of whom is a former shareholder of Stern's Miracle-Gro Products, Inc. ("Miracle-Gro Products"). The general partners share voting and dispositive power with respect to the securities held by the Hagedorn Partnership and those subject to the right to vote and right of first refusal in favor of the Hagedorn Partnership. Mr. James Hagedorn and Ms. Katherine Hagedorn Littlefield are directors of the Company. Community Funds, Inc., a New York not-for-profit corporation ("Community Funds"), is a limited partner of the Hagedorn Partnership.


     The Amended and Restated Agreement and Plan of Merger, dated as of May 19, 1995 (the "Merger Agreement"), among the Company, ZYX Corporation, Miracle-Gro Products, Stern's Nurseries, Inc., Miracle-Gro Lawn Products Limited, the Hagedorn Partnership, the general partners of the Hagedorn

     Partnership, Horace Hagedorn, Community Funds and John Kenlon, as amended by the First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of October 1, 1999 (the "First Amendment"), limits the ability of the Hagedorn Partnership, Community Funds, Horace Hagedorn and John Kenlon (the "Miracle-Gro Shareholders") to acquire additional voting securities of the Company. See "-- The Merger Agreement and the First Amendment" below.

(18) Based on information contained in Amendment No. 2 to Schedule 13G, dated February 14, 2000, as of December 31, 1999, Perry Corp., a New York corporation, had sole voting and dispositive power with respect to 1,813,432 common shares of the Company. Perry Corp. is a private investment firm, and Richard C. Perry is the President and sole stockholder of Perry Corp.

THE MERGER AGREEMENT AND THE FIRST AMENDMENT

     Under the terms of the First Amendment, the voting and transfer restrictions on the Miracle-Gro Shareholders contained in the Merger Agreement terminated as of October 1, 1999. The limitations on the ability of the Miracle-Gro Shareholders to acquire additional voting securities of the Company contained in the Merger Agreement also terminated as of October 1, 1999, except for the restriction under which the Miracle-Gro Shareholders may not acquire, directly or indirectly, beneficial ownership of Voting Stock (as that term is defined in the Merger Agreement) representing more than 49% of the total voting power of the outstanding Voting Stock, except pursuant to a tender offer for 100% of that total voting power, which tender offer is made at a price per share which is not less than the market price per share on the last trading day before the announcement of the tender offer and is conditioned upon the receipt of at least 50% of the Voting Stock beneficially owned by shareholders of the Company other than the Miracle-Gro Shareholders and their affiliates and associates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     John Kenlon, a director, filed a late Form 4 reporting two sales of common shares in November 1999. Michael P. Kelty, Ph.D., an executive officer, filed a late Form 4 reporting one sale of common shares in November 1999. Michel J. Farkouh, an executive officer, filed a late Form 4 reporting one purchase of common shares in January 2000. In his Form 5 for the 2000 fiscal year, John Walker, Ph.D., a director, reported late one purchase of common shares in February 2000. In September 2000, Daniel C. McCafferty and Mark R. Schwartz, each filed a late Form 3 reporting that they had been named as executive officers in May 2000. Mr. Schwartz filed an amended Form 3 to report beneficial ownership of non-derivative securities of the Company which were inadvertently omitted from his original Form 3. In his Form 5 for the 2000 fiscal year, Mr. Schwartz reported late five sales of common shares in May 2000. Nick G. Kirkbride, an executive officer, filed a late Form 4 reporting one sale of common shares in May 2000. In October 2000, Mr. Paul Hagedorn, Mr. Peter Hagedorn, Mr. Robert Hagedorn and Ms. Susan Hagedorn filed late: a joint Form 3 reporting that they had become beneficial owners of more than 10% of the Company's common shares on May 19, 1995, in their capacities as general partners of the Hagedorn Partnership; a joint Form 4 reporting three acquisitions each of derivative securities pursuant to capital contributions to the Hagedorn Partnership in June 1995; a joint Form 4 reporting two transactions in August 1999 by the Hagedorn Partnership; and a joint Form 4 reporting one transaction in October 1999 by the Hagedorn Partnership.


                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     Pursuant to the Code of Regulations of the Company, the Board of Directors has set the authorized number of directors at 12, divided into three classes with regular three-year staggered terms. The election of each class of directors is a separate election. The four Class III directors hold office for terms expiring at the Annual Meeting, the four Class I directors hold office for terms expiring in 2002, and the four Class II directors hold office for terms expiring in 2003. Horace Hagedorn, a Class III director, retired from the Board of Directors in July 2000, but remains Director Emeritus. Katherine Hagedorn Littlefield, the daughter of Horace Hagedorn, was at the same time elected by the Board to fill the remainder of his term.

     The Board of Directors proposes that the four nominees identified below be elected to Class III for a new term to expire at the Annual Meeting of Shareholders to be held in 2004 and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable or unable to serve as a director, and if the Board designates a substitute nominee, the persons named in the form of proxy will vote for the substitute nominee designated by the Board of Directors.

     The following information, as of December 1, 2000, with respect to the principal occupation or employment, other affiliations and business experience of each director during the last five years, has been furnished to the Company by each director. Except where indicated, each director has had the same principal occupation for the last five years.


          NOMINEES STANDING FOR RE-ELECTION TO THE BOARD OF DIRECTORS

               CLASS III -- TERMS TO EXPIRE AT THE 2004 ANNUAL MEETING

[JOSEPH P. FLANNERY      Joseph P. Flannery, age 68, Director of the Company since
PHOTO]                   1987 Mr. Flannery has been President, Chief Executive
                         Officer and Chairman of the Board of Directors of Uniroyal
                         Holding, Inc. since 1986. Mr. Flannery is also a director of
                         Ingersoll-Rand Company, Kmart Corporation, Newmont Mining
                         Corporation and ArvinMeritor Industries, Inc.
                         Committee Membership: Compensation and Organization (Chairman)

[ALBERT E. HARRIS PHOTO] Albert E. Harris, age 68, Director of the Company since 1997
                         Mr. Harris is co-founder and, effective July 1997, the
                         retired President of EDBH, Inc., a privately-held company
                         which develops international optical businesses. From 1988 until July 1997, he served as either Chairman or President of that company, which established a chain of approximately
                         200 superoptical stores, operating under the "Vision
                         Express" name and located primarily in the United Kingdom.
                         Since 1992, Mr. Harris has also been a trustee of Fifth
                         Third Funds (previously named Fountain Square Funds), a
                         mutual fund family established by The Fifth Third Bank, and is currently the Chairman of that group of funds. Fifth
                         Third Funds is registered as an investment company under the
                         Investment Company Act of 1940.
                         Committee Memberships: Nominating and Board Governance;
                         Compensation and Organization

[KATHERINE HAGEDORN      Katherine Hagedorn Littlefield, age 45, Director of the
LITTLEFIELD PHOTO]       Company since 2000 Ms. Littlefield was elected by the Board in July 2000 to fill the vacancy created by the retirement of Horace Hagedorn, her father, who founded Miracle-Gro
                         Products in 1950 and had served as a director of the Company since 1995. Ms. Littlefield is the sister of James Hagedorn.
                         She is also the Chairman of the Hagedorn Partnership.
                         Committee Membership: None at this time

[PATRICK J. NORTON       Patrick J. Norton, age 50, Director of the Company since 1998
PHOTO]                   Mr. Norton was named Executive Vice President and Chief
                         Financial Officer of the Company in May 2000, having served as interim Chief Financial Officer since February 2000. From
                         1983 until February 1997, Mr. Norton was the President,
                         Chief Executive Officer and a director of Barefoot Inc., the second largest lawn care company in the United States prior to its acquisition in February 1997 by ServiceMaster. Mr.
                         Norton serves as an independent director for various
                         privately- held companies and partnerships, including
                         Svoboda Collins LLC, In The Swim, Inc. and Baird Capital
                         Partners.
                         Committee Membership: None at this time

                            DIRECTORS REMAINING IN OFFICE

                CLASS I -- TERMS TO EXPIRE AT THE 2002 ANNUAL MEETING

[CHARLES M. BERGER       Charles M. Berger, age 64, Chairman of the Board and Chief
PHOTO]                   Executive Officer of the Company since 1996
                         Mr. Berger was elected Chairman of the Board and Chief
                         Executive Officer of the Company in August 1996. From August
                         1996 until April 2000, he was also President of the Company.
                         Mr. Berger came to the Company from H.J. Heinz Company,
                         where, from October 1994 until August 1996, he served as
                         Chairman and Chief Executive Officer of Heinz India Pvt.
                         Ltd. (Bombay). During his 32-year career at Heinz, he also held the positions of Chairman, President and Chief
                         Executive Officer of Weight Watchers International, a Heinz
                         affiliate; Managing Director and Chief Executive Officer of
                         Heinz-Italy (Milan), the largest Heinz profit center in
                         Europe; General Manager, Marketing, for all Heinz U.S.
                         grocery products; Marketing Director for Heinz U.K.
                         (London); and Director of Corporate Planning at Heinz World
                         Headquarters. He is also a former director of Miracle-Gro
                         Products.
                         Committee Membership: Finance

[JAMES HAGEDORN PHOTO]   James Hagedorn, age 45, President and Chief Operating
                         Officer of the Company since April 2000, and Director of the
                         Company since 1995 Mr. Hagedorn was named President and
                         Chief Operating Officer of the Company in April 2000. From
                         December 1998 to April 2000, he was President, Scotts North
                         America. He was previously Executive Vice President, U.S.
                         Business Groups, of the Company from October 1996 to
                         December 1998. From May 1995 until October 1996, he served as Senior Vice President, Consumer Gardens Group, of the
                         Company. He served as Executive Vice President of Scotts
                         Miracle-Gro Products, Inc. (now the Company's Consumer
                         Gardens Business Group) from May 1995 to August 2000, and
                         Executive Vice President of Miracle-Gro Products from 1989 until May 1995. Mr. Hagedorn is the son of Horace Hagedorn and the brother of Katherine Hagedorn Littlefield.
                         Committee Memberships: Finance; Nominating and Board
                         Governance

[KAREN G. MILLS PHOTO]   Karen G. Mills, age 47, Director of the Company since 1994
                         Since June 1999, Ms. Mills has been Managing Director and
                         Founder of Solera Capital, a private equity firm based in
                         New York. Prior to that, beginning in January 1993, she was
                         President of MMP Group, Inc., an advisory company serving
                         leveraged buy-out firms, company owners and chief executive officers. Ms. Mills is currently a director of Arrow
                         Electronics, Inc., The Guardian Life Insurance Company and
                         Dry Bulk Shipping Inc., a privately-held company.
                         Committee Memberships: Finance; Nominating and Board
                         Governance (Chairman)

[JOHN WALKER, PH.D. PHOTO]
                         John Walker, Ph.D., age 60, Director of the Company since 1998
                         Since September 1994, Dr. Walker has been Chairman of Advent
                         International plc, a private equity management company based in Boston, Massachusetts which manages over $3 billion on a global basis.
                         Committee Memberships: Compensation and Organization; Finance
                         (Chairman)

               CLASS II -- TERMS TO EXPIRE AT THE 2003 ANNUAL MEETING

[ARNOLD W. DONALD PHOTO] Arnold W. Donald, age 45, Director of the Company since 2000
                         Mr. Donald was elected by the Board in October 2000 to fill the vacancy created by the retirement of Dr. James B Beard.
                         Since March 2000, Mr. Donald has been Chairman and Chief
                         Executive Officer of Merisant Company, a company that sells health, nutritional and lifestyle products based on science and technology. From January 1998 to March 2000, he was
                         Senior Vice President of Monsanto Company (n/k/a Pharmacia
                         Corporation), with responsibility for growth, globalization and technology initiatives. From February 1997 to January
                         1998, he was Co-President, Agriculture Sector, of Monsanto.
                         From January 1995 to February 1997, he was President, Crop
                         Protection Unit, of Monsanto. He serves as a director of
                         Crown Cork & Seal Company, Belden, Inc. and Oil- Dri
                         Corporation of America. In 1998, he was appointed by
                         President Clinton to serve on the President's Export Council for international trade. He is also a member of the
                         Executive Leadership Council.
                         Committee Membership: Audit

[JOHN KENLON PHOTO]      John Kenlon, age 69, Director of the Company since 1995
                         Mr. Kenlon retired as an officer of the Company effective
                         December 31, 1999. He was Senior Vice President, Consumer
                         Gardens Group, of the Company, from May 1999 to December
                         1999. He was President, Consumer Gardens Group, of the
                         Company from December 1996 until May 1999. He was previously
                         President and Chief Operating Officer of Scotts Miracle-Gro
                         Products, Inc. (now the Company's Consumer Gardens Business
                         Group) from May 1995 to December 1999. Mr. Kenlon was the
                         President of Miracle-Gro Products from 1985 until May 1995.
                         Mr. Kenlon began his association with the Miracle-Gro
                         companies in 1960.
                         Committee Membership: None at this time

[JOHN M. SULLIVAN PHOTO] John M. Sullivan, age 65, Director of the Company since 1994
                         Mr. Sullivan is Chairman of the Board of Silver Cinemas
                         International, Inc., a privately-held company. He also
                         serves as a director of Atlas Copco N.A., a company traded on the Stockholm Stock Exchange.
                         Committee Memberships: Audit; Compensation and
                         Organization

[L. JACK VAN FOSSEN      L. Jack Van Fossen, age 63, Director of the Company since
PHOTO]                   1993
                         Mr. Van Fossen was Chief Executive Officer and President of
                         Red Roof Inns, Inc., an owner and operator of motels, from
                         1991 until 1995. Since July 1988, Mr. Van Fossen has served as President of Nessoff Corporation, a privately-held
                         investment company.
                         Committee Membership: Audit (Chairman)


RECOMMENDATION AND VOTE

     Under Ohio law and the Company's Code of Regulations, the four nominees for election in Class III receiving the greatest number of votes will be elected. Common shares represented by your proxy will be voted FOR the election of the above-named nominees unless authority to vote for one or more nominees is withheld. Common shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE-NAMED CLASS III DIRECTOR NOMINEES.

COMMITTEES AND MEETINGS OF THE BOARD

     The Board of Directors held six regularly scheduled or special meetings during the 2000 fiscal year. The Board of Directors has four standing committees: the Audit Committee; the Compensation and Organization Committee; the Finance Committee; and the Nominating and Board Governance Committee. Each current member of the Board attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the committees on which he or she served during the 2000 fiscal year.

     Audit Committee. The Audit Committee reviews and approves the scope and results of any outside audit of the Company and the fees therefor and makes recommendations to the Board of Directors or management concerning auditing and accounting matters and the selection of independent auditors. The Audit Committee's responsibilities are outlined further in its written charter attached as Annex A to this Proxy Statement. Each member of the Audit Committee qualifies as independent under the rules of the New York Stock Exchange (the "NYSE"). The Audit Committee met six times during the 2000 fiscal year. The Audit Committee's report relating to our 2000 fiscal year appears on page 26.



     Compensation and Organization Committee. The Compensation and Organization Committee reviews, considers and acts upon matters concerning salary and other compensation and benefits of all executive officers and certain other employees of the Company. In addition, it acts upon all matters concerning, and exercises such authority as is delegated to it under the provisions of, any benefit, retirement or pension plan maintained by the Company. This Committee also advises the Board regarding executive officer organizational issues and succession plans. The Compensation and Organization Committee met five times during the 2000 fiscal year. The Compensation and Organization Committee's report on executive compensation appears on page 22.


     Finance Committee. The Finance Committee provides oversight of the financial plans and policies of the Company and its subsidiaries by reviewing annual business plans; operating performance goals; investment, dividend payment and stock repurchase programs; financial forecasts; and general corporate financing matters. The Finance Committee met five times during the 2000 fiscal year.

     Nominating and Board Governance Committee. The Nominating and Board Governance Committee recommends policies on the composition of the Board of Directors and nominees for membership on the Board. This Committee has not established a procedure for shareholders to recommend nominees to the Board for consideration at the Annual Meeting. Rather, it conducts its own search for available, qualified nominees. The Nominating and Board Governance Committee met six times during the 2000 fiscal year.

COMPENSATION OF DIRECTORS


     Each director of the Company who is not an employee of the Company (the "Non-Employee Directors") receives a $30,000 annual retainer for Board and committee meetings plus reimbursement of all reasonable travel and other expenses of attending such meetings. Non-Employee Directors may elect to receive all or a portion, in 25% increments, of their annual retainer in cash or in common share units. If common share units are elected, the Non-Employee Director receives a number of common share units determined by dividing the chosen dollar amount, by the fair market value of the Company's common shares on the first business day following the date of the annual meeting of shareholders. Final distributions are made in cash or common shares upon the date that the Non-Employee Director ceases to be a member of the Board, or upon a "Change in Control" (as defined in the Company's 1996 Stock Option Plan), whichever is earlier. Distributions may be made either in a lump sum or in installments over a period of up to ten years.



     Non-Employee Directors also receive an annual grant, on the first business day following the date of each annual meeting of shareholders, of options to purchase 5,000 common shares at an exercise price equal to the fair market value of the common shares on the date of the grant. Non-Employee Directors who are members of one or more Board committees receive options to purchase an additional 500 common shares for each committee on which they serve (with committee chairs receiving options to purchase a total of an additional 1,500 common shares for each committee they chair). Options granted to a Non-Employee Director become exercisable six months after the date of grant and remain exercisable until the earlier to occur of (i) the tenth anniversary of the date of grant, or (ii) the first anniversary of the date the Non-Employee Director ceases to be a member of the Company's Board of Directors, except that if the Non-Employee Director ceases to be a member of the Board after (a) having been convicted of, or pled guilty or nolo contendere to, a felony, his or her options will be canceled on the date he or she ceases to be a director, or (b) having retired, any outstanding options (whether or not then exercisable) may be exercised in full at any time prior to the expiration of the term of the options or within five years following retirement, whichever period is shorter.

                                 PROPOSAL NO. 2

    AMENDMENT OF OUR AMENDED ARTICLES OF INCORPORATION TO RETURN THE CLASS A CONVERTIBLE PREFERRED STOCK TO THE STATUS OF AUTHORIZED BUT UNISSUED, "BLANK
                            CHECK" PREFERRED SHARES

PURPOSE OF PROPOSAL


     Article FOURTH of our existing Amended Articles of Incorporation sets forth the terms of our Class A Convertible Preferred Stock. This stock was issued in connection with the merger transactions with the Miracle-Gro companies in 1995. Effective as of October 1, 1999, all outstanding shares of the Class A Convertible Preferred Stock were converted into common shares. According to
Section 8 of Article FOURTH, upon conversion, the shares of Class A Convertible Preferred Stock returned to the status of authorized but unissued shares of Class A Convertible Preferred Stock. Because the Class A Convertible Preferred Stock contained rights, preferences and limitations that were specifically negotiated in connection with the Miracle-Gro merger transactions, it provides us with little or no flexibility or usefulness in its present form.


     Rather than return the converted shares of Class A Convertible Preferred Stock to the status of authorized but unissued shares of Class A Convertible Preferred Stock, the Board has determined that the Amended Articles of Incorporation should be amended to return all 195,000 shares of Class A Convertible Preferred Stock to the status of authorized but unissued preferred shares.

     If the shareholders adopt this proposal, the 195,000 preferred shares will be available for issuance from time to time for such purposes and consideration as the Board may approve. No further vote of our shareholders would be required, except as provided by Ohio law or the rules of the NYSE. The availability of preferred shares for issuance without the delay and expense of obtaining the approval of shareholders at a special meeting, should afford us the means of raising additional capital. In addition, if need be, the preferred shares could be utilized by the Board of Directors to assist the Company in defending against any potential hostile or abusive takeover threats.

     The preferred shares would be "blank check" preferred stock, and the Board, in its sole discretion, could issue one or more series of preferred shares and could determine the rights, preferences and limitations of each series. The rights, preferences and limitations that the Board could determine by resolution without further shareholder action include dividend rates, liquidation preferences, redemption rights and conversion rights. In addition, as a result of a recent change in Ohio law, the Board could also determine voting rights. The Board would have sole authority to issue any preferred shares to whomever and for whatever purposes it deems to be appropriate and in, or not opposed to, the best interests of the Company. The Board of Directors has no present intention of issuing any preferred shares.

     The proposed amendment is not a part of a plan by the Company to adopt other measures intended to have or having potential anti-takeover effects. The Company's Amended Articles of Incorporation and Code of Regulations currently include the following provisions which may be considered to have anti-takeover effects: (a) the classification of the Board of Directors of the Company into three classes of directors so that each director serves a three-year term, with one class being elected each year; (b) the elimination of cumulative voting in the election of directors; (c) the requirement of the affirmative vote of two-thirds of the voting power of the Company as a condition to certain major corporate transactions (e.g., adoption of certain amendments to the Company's Amended Articles of Incorporation, approval of a merger or consolidation involving the Company, approval of a combination or majority share acquisition involving the issuance of shares of the Company, approval of a sale, exchange, transfer or other disposition of all or substantially all of the Company's assets, or approval of the dissolution of the Company); and (d) certain procedural requirements, including provisions limiting who may call special shareholder meetings.

PROPOSAL

     In order to return the Class A Convertible Preferred Stock to the status of authorized but unissued preferred shares, the rights, preferences and limitations of which may subsequently be designated by action of the Board of Directors without further shareholder vote, the Board of Directors of the Company has approved, and recommends that the shareholders of the Company adopt, an amendment to our Amended Articles of Incorporation to delete the existing Article FOURTH in its entirety and replace it with the following:

                Article FOURTH: The authorized number of shares of the corporation shall be One Hundred Million, One Hundred and Ninety-Five Thousand (100,195,000), consisting of One Hundred Million (100,000,000) common shares, each without par value, and One Hundred and Ninety-Five Thousand (195,000) preferred shares, each without par value.

                The directors of the corporation are authorized to adopt amendments to the Amended Articles of Incorporation in respect of any unissued preferred shares and thereby to fix or change, to the fullest extent now or hereafter permitted by Ohio law: the division of such shares into series and the designation and authorized number of shares of each series; the dividend or distribution rights; dividend rate; liquidation rights, preferences and price; redemption rights and price; sinking fund requirements; voting rights; pre-emptive rights; conversion rights; restrictions on issuance of shares; and such other rights, preferences and limitations as shall not be inconsistent with this Article FOURTH.

RECOMMENDATION AND VOTE

     The proposed amendment to Article FOURTH of our Amended Articles of Incorporation requires the affirmative vote of the holders of a majority of our outstanding common shares on the Record Date. Proxies will be voted for adoption of the amendment unless contrary instructions are set forth on your proxy. Abstentions and broker non-votes will have the same legal effect as a vote against the proposed amendment. If adopted by the shareholders, the proposed amendment to Article FOURTH of the Amended Articles of Incorporation will become effective as soon as it is filed with the Secretary of State of the State of Ohio, which the Company expects to occur as soon as practical after the Annual Meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE AMENDMENT TO ARTICLE FOURTH OF OUR AMENDED ARTICLES OF INCORPORATION.

                                 PROPOSAL NO. 3

     Technology, and particularly the Internet or worldwide web, has dramatically changed the way people communicate. Traditional methods of communication involve paper delivery of documents and "physical" meeting places. However, electronic communication is rapidly replacing or supplementing paper document delivery, and companies now have the capability to conduct meetings and conferences through Internet-driven technologies. The following proposals are designed to allow us to take advantage of these new technologies in communicating with our shareholders.

                    AMENDMENT OF OUR CODE OF REGULATIONS TO:

                 (i) PERMIT APPOINTMENT OF SHAREHOLDER PROXIES
                      IN ANY MANNER PERMITTED BY OHIO LAW;

                   (ii) PERMIT SHAREHOLDERS TO RECEIVE NOTICE
                     OF SHAREHOLDER MEETINGS IN ANY MANNER
                           PERMITTED BY OHIO LAW; AND

                      (iii) ALLOW OUR SHAREHOLDER MEETINGS
                 TO BE HELD IN ANY MANNER PERMITTED BY OHIO LAW


     (i) AMENDMENT OF OUR CODE OF REGULATIONS TO PERMIT APPOINTMENT OF SHAREHOLDER PROXIES IN ANY MANNER PERMITTED BY OHIO LAW.


     Section 1.10 of the Company's Code of Regulations presently allows a shareholder to vote by proxy, if the proxy appointment is in writing and signed by the shareholder. Effective September 13, 1999, the Ohio General Corporation Law was amended to expand the methods that a shareholder can use to appoint a proxy. The Ohio General Corporation Law now permits a shareholder to appoint a proxy by any verifiable communication authorized by the person appointing the proxy. Any transmission that creates a record capable of authentication that appears to have been transmitted by the person appointing a proxy is permitted, and would include electronic mail and telephone, as well as traditional written proxies. The Company's Code of Regulations currently does not expressly provide for shareholder appointment of a proxy by electronic mail, telephone or other electronic media. The amendment to Section 1.10 would clarify and confirm that shareholders are expressly authorized to utilize the more modern forms of proxy appointment now permitted by the Ohio General Corporation Law.


     The Board of Directors of the Company has approved, and recommends that the shareholders of the Company adopt, an amendment to Section 1.10 of the Code of Regulations that would permit a shareholder to use electronic mail, telephone and other methods to appoint a proxy. The proposed amendment would expressly provide that a shareholder could appoint a proxy by any method authorized by Ohio law.


     The text of Section 1.10 would read as follows:

                Section 1.10. Proxies. At meetings of the shareholders, any shareholder of record entitled to vote thereat may be represented and may vote by proxy or proxies appointed by an instrument in writing signed by such shareholder or appointed in any other manner permitted by Ohio law. Any such instrument in writing or record of any such appointment shall be filed with or received by the secretary of the meeting before the person holding such proxy shall be allowed to vote thereunder. No appointment of a proxy is valid after the expiration of eleven months after it is made unless the writing or other communication which appoints such proxy specifies the date on which it is to expire or the length of time it is to continue in force.

     (ii) AMENDMENT OF OUR CODE OF REGULATIONS TO PERMIT SHAREHOLDERS TO RECEIVE NOTICE OF SHAREHOLDER MEETINGS IN ANY MANNER PERMITTED BY OHIO LAW.


     Section 1.04 of the Company's Code of Regulations presently requires that written notice of shareholders' meetings be given either by "personal delivery or by mail". Amendments to the Ohio General Corporation Law are being considered which would expand the methods by which a shareholder may receive notice of meetings, to include notices via personal delivery, mail, overnight delivery service, or any other means of communication authorized by the shareholder to whom the notice is given. Under federal securities laws and regulations, electronic delivery of proxy soliciting materials (including meeting notices) may be substituted for paper delivery if a shareholder consents to the electronic delivery. The Company's Code of Regulations currently does not authorize a shareholder to receive notices by electronic mail or media, should the Ohio General Corporation Law permit that form of delivery. The amendment to
Section 1.04 would allow shareholders to receive notices in any manner permitted by Ohio law.

     The Board of Directors of the Company has approved, and recommends that the shareholders of the Company adopt, an amendment to Section 1.04 of the Code of Regulations that would allow notices of meetings to shareholders to be given in any manner permitted by Ohio law.


     The text of Section 1.04 would read as follows:

                Section 1.04. Notice of Meetings. (A) Written notice stating the time, place, if any, and purposes of a meeting of the shareholders, and any other matters related to the conduct of the meeting required by Ohio law to be specified, shall be given by personal delivery, by mail or by any other means of delivery or communication permitted by Ohio law. Any such notice shall be given not less than seven nor more than sixty days before the date of the meeting, (1) to every shareholder of record entitled to notice of the meeting, (2) by or at the direction of the chairman of the board, the president or the secretary. If mailed or sent by a delivery service permitted by Ohio law, the notice shall be sent to the shareholder at the shareholder's address as it appears on the records of the corporation. If transmitted by another means of communications in the manner permitted by Ohio law, the notice shall be transmitted to the address furnished by the shareholder for such transmissions. Notice of adjournment of a meeting need not be given if the time and place, if any, to which it is adjourned and any other matters related to the conduct of the adjourned meeting required by Ohio law to be specified, shall be fixed and announced at such meeting. In the event of a transfer of shares after the record date for determining the shareholders who are entitled to receive notice of a meeting of shareholders, it shall not be necessary to give notice to the transferee. Nothing herein contained shall prevent the setting of a record date in the manner provided by law, the Articles or the Regulations for the determination of shareholders who are entitled to receive notice of or to vote at any meeting of shareholders or for any purpose required or permitted by law.

                (B) Following receipt by the president or the secretary of a request in writing, specifying the purpose or purposes for which the persons properly making such request have called a meeting of shareholders, delivered either in person or by registered mail to such officer by any persons entitled to call a meeting of shareholders, such officer shall cause to be given to the shareholders entitled to notice, notice of a meeting to be held on a date not less than seven nor more than sixty days after the receipt of the request, as the officer may fix. If the notice is not given within fifteen days after the receipt of the request by the president or the secretary, then, and only then, the persons properly calling the meeting may fix the time of meeting and give notice on the time of meeting in accordance with the provisions of the Regulations.


     (iii) AMENDMENT OF OUR CODE OF REGULATIONS TO ALLOW OUR SHAREHOLDER MEETINGS TO BE HELD IN ANY MANNER PERMITTED BY OHIO LAW.


     Section 1.03 of the Company's Code of Regulations presently provides that meetings of shareholders must be held at a specified physical "place" within or outside of the State of Ohio. Amendments to the Ohio General Corporation Law are being considered which would expand the methods by which shareholder meetings may be conducted, including through communications equipment or via worldwide web or Internet simulcasting, called "webcasting". In any case, shareholders would have the opportunity to participate in the meeting and to vote on matters submitted to the shareholders. Even if individual shareholders do not have access to the Internet, locations would be identified, such as the Company's principal business offices, where free access to the broadcast would be offered to shareholders. The amendment to Section 1.03 would allow meetings to be held in any manner authorized by the Board of Directors and permitted by Ohio law.

     The Board of Directors of the Company has approved, and recommends that the shareholders of the Company adopt, an amendment to Section 1.03 of the Code of Regulations that would allow meetings of shareholders to be held in any manner authorized by the Board of Directors and permitted by Ohio law.


     The text of Section 1.03 would read as follows:

                Section 1.03. Place of Meetings. Meetings of shareholders may be held either within or outside the State of Ohio. Meetings of shareholders may be held in any manner or place determined by the Board of Directors and permitted by Ohio law.

RECOMMENDATION AND VOTE


     The proposed amendments to Sections 1.10, 1.04 and 1.03 of our Code of Regulations require the affirmative vote of the holders of a majority of our outstanding common shares on the Record Date. Proxies will be voted for adoption of the amendments unless contrary instructions are set forth on your proxy. Abstentions and broker non-votes will have the same legal effect as a vote against the proposed amendments. If adopted by the shareholders, the proposed amendments to the Code of Regulations will become effective immediately without any additional action by the Company.



     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE AMENDMENTS TO SECTIONS 1.10, 1.04 AND 1.03 OF OUR CODE OF REGULATIONS.


                                 PROPOSAL NO. 4

                      AMENDMENT OF OUR CODE OF REGULATIONS
               TO CLARIFY AND SEPARATE THE ROLES OF THE OFFICERS

PURPOSE OF PROPOSAL

     Sections 3.03 and 3.04 of our Code of Regulations provide that the Chairman of the Board of the Company must also be its Chief Executive Officer and that the President of the Company must also be its Chief Operating Officer. We would like our Board of Directors to have the flexibility to assign separate titles to senior management of the Company, if the Company's needs would be best served by members of management having separate areas of responsibility.

PROPOSAL


     We are asking our shareholders to adopt amendments to our Code of Regulations to create a separate office for the Chief Executive Officer and to clarify the duties of each of the Chairman of the Board and the President. Specifically, our Board of Directors proposes that Article THREE of our Code of Regulations be amended to: (i) insert the words "chief executive officer," between the words "chairman of the board," and "a president" in Section 3.01;
(ii) delete current Sections 3.03 and 3.04 and replace them in their entirety with the following Sections 3.03, 3.04 and 3.05; and (iii) renumber existing Sections 3.05, 3.06 and 3.07 as Sections 3.06, 3.07 and 3.08, respectively.


     The text of new Sections 3.03, 3.04 and 3.05 would read as follows:

                Section 3.03. Duties of the Chairman of the Board. The chairman of the board, if there shall be such an officer, shall preside at all meetings of the directors and of the shareholders. He shall perform such other duties and exercise such other powers as the directors shall from time to time assign to him.

               Section 3.04. Duties of the Chief Executive
           Officer. The chief executive officer of the corporation shall have, subject to the control of the directors, general supervision and management over the business of the corporation and over its officers and employees. The chief executive officer shall perform such other duties and exercise such other powers as the directors may from time to time assign to him.

                Section 3.05. Duties of the President. The president of the corporation shall have, subject to the control of the directors and, if there be one, the chief executive officer, general and active supervision and management over the business of the corporation and over its officers and employees. The president shall perform such other duties and exercise such other powers as the directors may from time to time assign to him.

RECOMMENDATION AND VOTE


     The proposed amendments to Article THREE of our Code of Regulations require the affirmative vote of the holders of a majority of our outstanding common shares on the Record Date. Proxies will be voted for adoption of the amendments unless contrary instructions are set forth on your proxy. Abstentions and broker non-votes will have the same legal effect as a vote against the proposed amendments. If adopted by the shareholders, the proposed amendments to the Code of Regulations will become effective immediately without any additional action by the Company.


     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE AMENDMENTS TO ARTICLE THREE OF OUR CODE OF REGULATIONS.

                                 PROPOSAL NO. 5

                      AMENDMENT OF OUR CODE OF REGULATIONS
                        TO PROVIDE FOR BOARD COMMITTEES
                            OF ONE OR MORE DIRECTORS

PURPOSE OF PROPOSAL

     Section 2.10 of the Company's Code of Regulations provides that committees of directors must consist of not less than three directors. Effective March 17, 2000, the Ohio General Corporation Law was amended to permit committees to consist of one or more directors. The proposed amendment to Section 2.10 would allow committees of our Board of Directors to consist of one or more directors, subject to any other requirements as to the number of directors serving on a committee as may be imposed by law or the rules and regulations of the Securities and Exchange Commission (the "SEC"), the NYSE or any other regulatory authority.

PROPOSAL


     The Board of Directors of the Company has approved, and recommends that the shareholders of the Company adopt, an amendment to Section 2.10 of the Code of Regulations that would allow committees of directors to consist of one or more directors.


     The text of Section 2.10 would read as follows:


                Section 2.10. Executive and Other Committees. The directors may create an executive committee or any other committee of directors, to consist of one or more directors (subject to any other requirements as to the number of directors serving on a committee that may be imposed by law or the rules and regulations of the Securities and Exchange Commission or any other regulatory authority), and may authorize the delegation to such executive committee or other committees, of any of the authority of the directors, however conferred, other than that of filling vacancies among the directors or in the executive committee or in any other committee of the directors.


               Such executive committee or any other committee of directors shall serve at the pleasure of the directors, shall act only in the intervals between meetings of the directors, and shall be subject to the control and direction of the directors. Such executive committee or other committee of directors may act by a majority of its members at a meeting or by a writing or writings signed by all of its members.

                Any act or authorization of any act by the executive committee or any other committee within the authority delegated to it shall be as effective for all purposes as the act or authorization of the directors. No notice of a meeting of the executive committee or of any other committee of directors shall be required. A meeting of the executive committee or of any other committee of directors may be called only by the chairman of the board, chief executive officer or president or by a member of such executive or other committee of directors. Meetings of the executive committee or of any other committee of directors may be held through any communications equipment if all persons participating can hear each other and participation in such a meeting shall constitute presence thereat.

RECOMMENDATION AND VOTE


     The proposed amendment to Section 2.10 of our Code of Regulations requires the affirmative vote of the holders of a majority of our outstanding common shares on the Record Date. Proxies will be voted for adoption of the amendment unless contrary instructions are set forth on your proxy. Abstentions and broker non-votes will have the same legal effect as a vote against the proposed amendment. If adopted by the shareholders, the proposed amendment to the Code of Regulations will become effective immediately without any additional action by the Company.


     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE AMENDMENT TO
SECTION 2.10 OF OUR CODE OF REGULATIONS.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION


     The following table shows, for the fiscal years ended September 30, 2000, 1999 and 1998, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company, listed by title.

                           SUMMARY COMPENSATION TABLE


                                                                             LONG-TERM
                                                                           COMPENSATION
                                                                           -------------
                                                                              AWARDS
                                                                           -------------
                                                 ANNUAL COMPENSATION        SECURITIES
                                    FISCAL   ---------------------------    UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR    SALARY($)(1)    BONUS($)(1)   OPTIONS(#)(2)   COMPENSATION($)
---------------------------         ------   -------------   -----------   -------------   ----------------
Charles M. Berger.................   2000      $512,900       $598,015              0          $ 26,038(4)
  Chairman of the Board and          1999      $512,855       $634,605        150,000          $ 12,074(4)
  Chief Executive Officer(3)         1998      $461,290       $382,536        150,000          $ 28,189(5)

James Hagedorn....................   2000      $415,542       $343,598              0          $ 38,704(4)
  President and Chief                1999      $369,000       $421,254         80,000          $ 11,744(4)
  Operating Officer(6)               1998      $294,667       $218,003         90,000          $ 14,679(4)

Jean H. Mordo.....................   2000      $364,000       $152,270              0          $ 27,452(4)
  Former Group Executive Vice        1999      $364,000       $326,063         60,000          $ 11,741(4)
  President, International(7)        1998      $312,750       $186,708         60,000          $ 29,647(8)

James L. Rogula...................   2000      $287,917       $204,349              0          $315,119(10)
  Group Executive Vice President,    1999      $257,748       $204,311              0          $ 91,960(11)
  North American Business
     Groups(9)                       1998      $235,850       $178,486         25,000          $ 14,848(4)

G. Robert Lucas...................   2000      $309,460       $235,796          1,600(12)      $ 32,257(4)
  Executive Vice President,
     General                         1999      $277,749       $255,469         15,000          $ 25,048(4)
  Counsel and Corporate
     Secretary(13)                   1998      $242,830       $145,789         25,000          $ 24,005(4)


---------------

 (1) Includes compensation which may be deferred under the RSP and the Executive Retirement Plan.

 (2) These numbers represent options granted pursuant to the Company's 1996 Stock Option Plan. See the table under "-- Option Exercises in 2000 Fiscal Year and Option Values at End of 2000 Fiscal Year" for more detailed information on these options.

 (3) Mr. Berger was named Chairman and Chief Executive Officer of the Company in August 1996. From August 1996 until April 2000, he also served as President of the Company.

 (4) Aggregate contributions made by the Company to the RSP and the Executive Retirement Plan.


 (5) Includes a $13,281 reimbursement for taxable relocation expense, and $14,908 of aggregate contributions made by the Company to the RSP and the Executive Retirement Plan.


 (6) Mr. Hagedorn was named President and Chief Operating Officer of the Company in April 2000. He was President, Scotts North America, of the Company from December 1998 to April 2000, and Executive Vice President, U.S. Business Groups, of the Company from October 1996 to December 1998.


 (7) Mr. Mordo was named Group Executive Vice President, International, of the Company in May 1999. He was Executive Vice President and Chief Financial Officer of the Company from January 1997 to May 1999. Mr. Mordo's employment as an executive officer of the Company terminated effective October 13, 2000. Pursuant to an agreement dated October 18, 2000, and in accordance with his employment agreement which was effective May 1, 1997, Mr. Mordo elected a discounted, lump sum payment equal to twenty-four months of base salary and an amount equal to the greater of his target percentage or fiscal year 2000 bonus under The Scotts Company Executive Annual Incentive Plan (the "Executive Incentive Plan"). In addition, as consideration for the recision of an option to purchase 35,000 common shares that would have vested on October 20, 2000, the Company agreed to pay Mr. Mordo, on or before January 31, 2001, an amount equal to the difference between the exercise price for the common shares covered by the option and the highest closing price of the common shares on the NYSE between October 16, 2000 and January 12, 2001. Also, Mr. Mordo must exercise any vested options that he owns by February 2, 2001, when such options will expire.

 (8) Includes a $15,911 reimbursement for taxable relocation expense, and $13,736 of aggregate contributions made by the Company to the RSP and the Executive Retirement Plan.



 (9)Mr. Rogula was named Group Executive Vice President, North American Business Groups, of the Company in February 2000. He was previously Senior Vice President, Consumer Ortho Business Group, from October 1998 to February 2000. Prior thereto, he had been Senior Vice President, Consumer Lawns Group, from October 1996 to October 1998.



(10)Includes a $242,762 reimbursement for taxable relocation expense, a $28,480 tax equalization payment and a housing allowance of $18,326, each in connection with a temporary relocation to California, and $25,551 of aggregate contributions made by the Company to the RSP and the Executive Retirement Plan.



(11)Includes a $28,760 reimbursement for taxable relocation expense, a $7,879 tax equalization payment and a housing allowance of $46,479, each in connection with a temporary relocation to California, and $8,842 of aggregate contributions made by the Company to the RSP and the Executive Retirement Plan.



(12) This number represents cash performance units ("CPUs") granted under the Scotts Millenium Growth Plan, which are valued initially at $100 per unit. Cash value of CPUs can increase or decrease by the end of a three-year performance cycle ending September 30, 2002, at which time the Company's cumulative three-year earnings per share ("eps") performance target will be compared to actual Company performance, to determine the performance unit value. The payout will be: $100 per CPU, if cumulative eps is $8.27; the maximum award, if cumulative eps is $9.04 or above; and no award, if cumulative eps is less than $7.90. The $100 per CPU award is adjusted downward for a range of cumulative eps between $7.90 to $8.26, and upward for a range of cumulative eps between $8.28 to $9.03. The Scotts Millennium Growth Plan was terminated in November 2000.



(13) Mr. Lucas was named Executive Vice President in February 1999, and General Counsel and Corporate Secretary in May 1997. He was a Senior Vice President of the Company from May 1997 to February 1999.



GRANTS OF OPTIONS IN 2000 FISCAL YEAR


     There were no stock options granted during the 2000 fiscal year to any of the individuals named in the Summary Compensation Table. The Company has never granted stock appreciation rights.

OPTION EXERCISES IN 2000 FISCAL YEAR AND OPTION VALUES AT END OF 2000 FISCAL
YEAR


     The following table sets forth information with respect to unexercised options held as of the end of the 2000 fiscal year by each of the individuals named in the Summary Compensation Table. None of those individuals exercised options during the 2000 fiscal year.



                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                           NUMBER                       UNDERLYING UNEXERCISED             IN-THE-MONEY
                        OF SECURITIES                         OPTIONS AT                    OPTIONS AT
                         UNDERLYING                      FISCAL YEAR-END(#)(1)         FISCAL YEAR-END($)(2)
                           OPTIONS         VALUE      ---------------------------   ---------------------------
NAME                      EXERCISED     REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    -------------   -----------   -----------   -------------   -----------   -------------
Charles M. Berger.....        0             --          475,000         75,000      $4,453,125      $525,000
James Hagedorn........        0             --          150,000        170,000      $2,097,375      $466,875
Jean H. Mordo.........        0             --          150,000        120,000      $1,837,500      $329,375
James L. Rogula.......        0             --           50,000         25,000      $  720,000      $120,625
G. Robert Lucas.......        0             --           70,000         40,000      $  507,500      $ 50,625


---------------


(1) In the event of a "Change in Control" (as defined in the 1996 Stock Option
    Plan), each optionee will be permitted, in his discretion, to surrender any option or portion thereof in exchange for a payment in cash of an amount equal to the excess of the highest price paid for common shares of the Company during the preceding 30-day period or offered in conjunction with the Change in Control transaction, over the exercise price for such option. Notwithstanding the foregoing, if the Compensation and Organization Committee determines that the optionee will receive a new award (or have the options honored or assumed) in a manner which preserves its value and eliminates the risk that the value of the award will be forfeited due to involuntary termination, no cash payment will be made as a result of a Change in Control. If any cash payment is to be made with respect to options granted within six months of the date on which a Change in Control occurs, the cash payment will not occur unless and until the cash payment may be made without subjecting the optionee to potential liability under Section 16(b) of the Securities Exchange Act of 1934 by reason of such cash payment. In the event of termination of employment by reason of retirement, long-term disability or death, the options may thereafter be exercised in full for a period of five years, subject to the stated term of the options. The options are forfeited if the optionee's employment is terminated for cause. In the event an optionee's employment is terminated for any reason other than retirement, long-term disability, death or for cause, any exercisable options held by him at the date of termination may be exercised for a period of 90 days, subject to the stated terms of the options.


(2) "Value of Unexercised In-the-Money Options at Fiscal Year-End" is based upon the fair market value of the Company's common shares on September 30, 2000 ($33.50) less the exercise price of in-the-money options at the end of the 2000 fiscal year.

PENSION PLANS

     The Company maintains a tax-qualified, non-contributory defined benefit pension plan (the "Pension Plan"). Eligibility for and accruals under the Pension Plan were frozen as of December 31, 1997.

     Monthly benefits under the Pension Plan upon normal retirement (age 65) are determined under the following formula:

        (a) (i) 1.5% of the individual's highest average annual compensation for 60 consecutive months during the ten-year period ending December 31, 1997; times

            (ii) years of benefit service through December 31, 1997; reduced by

        (b) (i) 1.25% of the individual's primary Social Security benefit (as of December 31, 1997); times

            (ii) years of benefit service through December 31, 1997.

     Compensation includes all earnings plus 401(k) contributions and salary reduction contributions for welfare benefits, but does not include earnings in connection with foreign service, the value of a company car or separation or other special allowances. An individual's primary Social Security benefit is based on the Social Security Act as in effect on December 31, 1997, and assumes constant compensation through age 65 and that the individual will not retire earlier than age 65. No more than 40 years of benefit service are taken into account. The Pension Plan includes additional provisions for early retirement.

     Benefits under the Pension Plan are supplemented by benefits under The O.M. Scotts & Sons Company Excess Benefit Plan (the "Excess Benefit Plan"). The Excess Benefit Plan was established October 1, 1993 and was frozen as of December 31, 1997. The Excess Benefit Plan provides additional benefits to participants in the Pension Plan whose benefits are reduced by limitations imposed under Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986 (the "Internal Revenue Code"). Under the Excess Benefit Plan, executive officers and certain key employees will receive, at the time and in the same form as benefits are paid under the Pension Plan, additional monthly benefits in an amount which, when added to the benefits paid to each participant under the Pension Plan, will equal the benefit amount such participant would have earned but for the limitations imposed by the Internal Revenue Code.

     The estimated annual benefits under the Pension Plan and the Excess Benefit Plan payable upon retirement at normal retirement age for each of the individuals named in the Summary Compensation Table are:


                                      YEARS OF BENEFIT SERVICE    TOTAL BENEFIT
                                      ------------------------    -------------
Charles M. Berger...................            0.333               $  134.01
James Hagedorn......................           9.9167               $3,368.46
Jean H. Mordo.......................              N/A                     N/A
James L. Rogula.....................           1.9167               $  461.93
G. Robert Lucas.....................              N/A                     N/A

     Associates participate in the RSP, formerly known as "The Scotts Company Profit Sharing and Savings Plan." The RSP, as amended and restated effective as of December 31, 1997, consolidated various defined contribution retirement plans in effect at the Company and its domestic subsidiaries. The RSP permits 401(k) contributions, employee after-tax contributions, Company matching contributions, Company retirement contributions, and, between 1998 and 2002 for participants whose benefits were frozen under the Pension Plan (and the Scotts-Sierra Horticultural Products Company Retirement Plan for Salaried Employees), certain transitional contributions based on age and service.


     The Executive Retirement Plan is a nonqualified deferred compensation plan for the benefit of certain officers and highly paid employees, including the individuals named in the Summary Compensation Table. The Executive Retirement Plan allows participants to make and have made on their behalf contributions which could have been made under the terms of the RSP but for the limitations imposed by the Internal Revenue Code on qualified defined compensation plans. The Executive Retirement Plan also provides participants with the opportunity to defer all or any part of bonus payments received pursuant to the Executive Incentive Plan.



EMPLOYMENT AGREEMENTS, AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS



     The Company entered into an employment agreement with Mr. Berger effective as of August 7, 1998 (the "Berger Agreement"), providing for his employment as Chairman and Chief Executive Officer of the Company until August 2001, at an annual base salary of $500,000, plus an incentive bonus under the Executive Incentive Plan. If Mr. Berger's employment is terminated by the Company without "cause" (as defined in the Berger Agreement), as a result of his death or disability, as a result of "cause" by Mr. Berger (also as defined) or as a result of a "change of control" (also as defined), he or his beneficiary will be entitled to have his base salary continued at the rate then in effect for two years thereafter, and to receive incentive compensation equal to the lesser of his target percentage under the Executive Incentive Plan then in effect or the amount of his last actual bonus under that plan, also for the two-year period after the date of termination. If Mr. Berger voluntarily terminates his employment, or if his employment is terminated for any other reason (including for "cause" by the Company), Mr. Berger is entitled to receive his base salary through the date of termination. In connection with entering into the Berger Agreement, Mr. Berger entered into three Stock Option Agreements with the Company dated as of September 23, 1998, October 21, 1998 and September 24, 1999. Mr. Berger was granted options to purchase 150,000 common shares of the Company under the two agreements dated as of 1998, and 75,000 common shares under the agreement dated as of 1999, totaling 225,000 common shares. The options vested one year from the respective dates of grant. The options are exercisable at a purchase price of $30.125 per share under the September 23, 1998 agreement, $30.00 per share under the October 21, 1998 agreement and $35.25 per share under the September 24, 1999 agreement. The exercise price is subject to adjustment in the event of certain corporate changes. These options expire ten years from the respective dates of grant.


     In connection with the transactions contemplated by the Merger Agreement, the Company entered into an employment agreement with Mr. James Hagedorn (the "Hagedorn Agreement"). The Hagedorn Agreement has a term of three years, and is automatically renewed for an additional year each subsequent year, unless either party notifies the other party of his/its desire not to renew. The Hagedorn Agreement provides for a minimum annual base salary of $200,000 for Mr. Hagedorn and participation in the various benefit plans available to senior executive officers of the Company. In addition, pursuant to the Hagedorn Agreement, the Company granted to Mr. Hagedorn options to acquire 24,000 common shares. Upon certain types of termination of employment (e.g., a termination by the Company for any reason other than "cause" (as defined in the Hagedorn Agreement) or a termination by Mr. Hagedorn constituting "good reason" (also as defined)), he will become entitled to receive certain severance benefits including a payment equal to three times the sum of his base salary then in effect plus his highest annual bonus in any of the three preceding years. Upon termination of employment for any other reason, Mr. Hagedorn or his beneficiary will be entitled to receive all unpaid amounts of base salary and benefits under the executive benefit plans in which he participated. The Hagedorn Agreement also contains confidentiality and noncompetition provisions which prevent Mr. Hagedorn from disclosing confidential information about the Company and from competing with the Company during his employment therewith and for an additional three years thereafter.

     The Company entered into an employment arrangement with Mr. Mordo effective May 1, 1997, relating to his employment with the Company. If Mr. Mordo's employment was terminated by the Company without "cause" (as defined in such employment agreement), as a result of his death or disability or as a result of a "change of control" (also as defined), he was entitled to have his base salary continued at the rate then in effect for twenty-four months thereafter, and to receive incentive compensation for the twenty-four month period after termination, equal to the greater of his target percentage then in effect or his last actual bonus. Mr. Mordo was also granted options to purchase 150,000 common shares of the Company, one-third of which vested in each of March 1997, March 1998 and March 1999. Mr. Mordo's employment as an executive officer of the Company terminated effective October 13, 2000. Pursuant to an agreement dated October 18, 2000, and in accordance with his employment agreement, Mr. Mordo elected a discounted, lump sum payment equal to twenty-four months of base salary and an amount equal to the greater of his target percentage or 2000 fiscal year bonus. In addition, as consideration for the recision of an option to purchase 35,000 common shares that would have vested on October 20, 2000, the Company agreed to pay Mr. Mordo, on or before January 31, 2001, an amount equal to the difference between the exercise price for the common shares covered by the option and the highest closing price of the common shares on the NYSE between October 16, 2000 and January 12, 2001. Also, Mr. Mordo must exercise any vested options that he owns by February 2, 2001, when such options will expire.



     The Company entered into an employment arrangement with Mr. Lucas effective May 1, 1997, relating to his employment with the Company. If Mr. Lucas' employment is terminated by the Company without "cause," as a result of his death or disability or as a result of a "change of control," he or his beneficiary will be entitled to have his base salary continued at the rate then in effect for two years thereafter, and to receive incentive compensation for the two-year period after termination, equal to the greater of his target percentage then in effect or his last actual bonus. Mr. Lucas was also granted options to purchase 70,000 common shares of the Company, one-third of which vested in each of May 1997, May 1998 and May 1999.



REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE ON EXECUTIVE COMPENSATION


                              (NOVEMBER 29, 2000)



     Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, this Report and the graph set forth under "EXECUTIVE COMPENSATION -- Performance Graph", shall not be incorporated by reference into any such filings.


ROLE OF THE COMPENSATION AND ORGANIZATION COMMITTEE

     The Compensation and Organization Committee (the "Compensation Committee") is made up of four members of the Board of Directors who are neither current nor former employees of the Company. The Compensation Committee reviews the Company's organizational structure, succession planning and the ongoing functions of the executive officers. It is also responsible for the Company's executive compensation policies and programs. The Compensation Committee reviews and recommends to the Board all compensation payments to the CEO and executive officers of the Company and the aggregate incentive payments to the participants in the Executive Incentive Plan.

     In reaching compensation decisions, the Compensation Committee reviews information from various sources, including proxy statement surveys and industry surveys. The Compensation Committee has retained external legal counsel and compensation consultants.

OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

     The Compensation Committee's primary objective is the establishment of compensation programs for the Company's executive officers who are in a position to maximize long-term shareholder value. The executive compensation program is designed with a performance orientation, where a large portion of executive compensation is "at risk". In pursuing this objective, the Compensation Committee believes that the Company's executive compensation program must:


        - Emphasize pay for performance, motivating both long-term and short-term performance for the benefit of the Company's shareholders;

        - Place greater emphasis on variable incentive compensation versus fixed or base pay;


        - Through its incentive plans, encourage and reward decision-making that emphasizes long-term shareholder value;


        - Provide a total compensation program competitive with those companies with which the Company competes for top management talent on a global basis; and

        - Ensure the Company's continued growth and performance by attracting, retaining and motivating talented executives and employees necessary to meet the Company's strategic goals.


     The Compensation Committee sets compensation levels which are designed to be competitive with a comparison group of consumer products companies of similar size and complexity (the "Comparison Group"). This comparative data may not include the compensation paid by all of the companies that are included in the S&P 500 Household Index which is used for comparative purposes in the performance graph. Base salary and annual incentive opportunities are targeted at the median of the Comparison Group companies, while long-term incentives are targeted at the 75th percentile. Through the use of these and other tools, the Company has been successful in attracting executives who, as key members of the top management team, have been instrumental in improving the performance of the Company.



     The Compensation Committee does not have a policy that requires the Company's executive compensation programs to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. The design and administration of the Company's 1996 Stock Option Plan qualifies under Section 162(m) of the Internal Revenue Code as performance-based compensation. In all cases, the Compensation Committee will continue to carefully consider the net cost and value to the shareholders of its compensation policies.



OVERVIEW OF EXECUTIVE COMPENSATION AND 2000 FISCAL YEAR COMPENSATION COMMITTEE ACTIONS


     The Company's executive compensation program consists of four principal components:

        - Base Salary

        - Executive Incentive Plan

        - 1996 Stock Option Plan

        - Scotts Millennium Growth Plan

BASE SALARY

     The base salaries of the Company's executive officers and subsequent adjustments to base salaries are determined relative to the following factors:
(1) the strategic importance to the Company of the executive officer's job function; (2) the individual's performance in his or her position; (3) the individual's potential to make a significant contribution to the Company in the future; and (4) a comparison of industry compensation practices. The Compensation Committee believes that all of these factors are important and the relevance of each factor varies from individual to individual.

EXECUTIVE INCENTIVE PLAN

     All executive officers are eligible to participate in the Executive Incentive Plan, which provides annual incentive compensation opportunities based on various performance measures related to the financial performance of the Company and the achievement of individual goals and objectives for the fiscal year.

     The Compensation Committee oversees the operation of the Executive Incentive Plan by evaluating and approving the targets and the objectives to be met by the Company and the executive officers and the amount of bonus payable at specified levels of attainment of those targets and objectives. At the end of each fiscal year, the Compensation Committee determines the extent to which the targets and objectives have been met and awards bonuses accordingly.


     Bonuses for executive officers in the corporate group are based on the Company's earnings per share (80%) as well as on individual goals (20%). Bonuses for executive officers in the Company's business groups are generally based on the Company's earnings per share (30%), the adjusted contribution margins of their particular business group (50%) and individual goals (20%).


1996 STOCK OPTION PLAN


     For the 2000 fiscal year, the Compensation Committee targeted long-term incentive programs for executive officers at the 75th percentile of total long-term incentive pay at Comparison Group companies. The Compensation Committee uses the Black-Scholes method to calculate the long-term incentive value of stock option grants and uses the Comparison Group companies as a benchmark.



     For the 2000 fiscal year, the Compensation Committee targeted grants in the Stock Option Plan at a level which, when combined with the expected value of the Scotts Millennium Growth Plan grant, achieved its desired long-term incentive target. The Compensation Committee has on occasion further adjusted annual stock option grants for certain recipients, based on corporate or individual performance.



     The 1996 Stock Option Plan enables the Compensation Committee to grant both incentive stock options and non-qualified stock options, although no incentive stock options have been granted to date. Options granted generally have a three-year cliff vesting provision; however, this provision is sometimes modified for grants made to associates outside of North America.


     Because of a change in the timing when the Compensation Committee considers the grant of options under the 1996 Stock Option Plan, no options were granted in the 2000 fiscal year. However, the Compensation Committee granted options in October 2000 to its executive officers after considering the factors described herein. Those option grants will be shown in the proxy statement for the 2002 Annual Meeting of Shareholders. The Compensation Committee currently intends to consider annual option grants for its executive officers in the first quarter of each fiscal year.

SCOTTS MILLENNIUM GROWTH PLAN


     During the 2000 fiscal year, all executive officers were eligible to participate in the Scotts Millennium Growth Plan, which provides long-term incentive compensation opportunities based on specified performance measures related to the financial performance of the Company. For the 2000 fiscal year, the Compensation Committee targeted grants in the Scotts Millenium Growth Plan at the 25th percentile, so that, when combined with the expected value of a stock option grant, the desired long-term incentive target of compensating executive officers at the 75th percentile, was achieved. The performance target for the first three-year cycle ending September 30, 2002 is based on cumulative earnings per share.


     The Scotts Millenium Growth Plan was terminated in November 2000.

COMPENSATION OF THE CEO

     The Compensation Committee, in conjunction with the CEO, establishes the CEO's annual goals and objectives and evaluates his performance against these goals and objectives annually in executive session.


     On September 23, 1998, the Compensation Committee approved a three-year employment agreement for the CEO through September 2001. His base salary of $500,000 will remain frozen for the remainder of the term of the agreement, while his target bonus under the Executive Incentive Plan increased from 65% in 1999, to 75% in 2000, and to 85% in 2001.

     Consistent with the focus on performance-based compensation, Mr. Berger's target bonus opportunity was set at 75% of his salary for the 2000 fiscal year. In his position, 80% of Mr. Berger's target bonus is directly attributable to corporate performance (earnings per share) with a performance modifier of 0 to 250%. With respect to the remaining 20% of the target bonus, with a performance modifier of 0 to 200%, the Compensation Committee considered Mr. Berger's individual accountabilities, including:



        - Corporate strategic planning;



        - Organizational development, with a global focus;



        - Corporate growth and operational excellence;



        - Capital investment optimization; and



        - Investor relations.



In consideration of the Company's and Mr. Berger's performance during the 2000 fiscal year, he earned a bonus of $598,015.


SUBMITTED BY THE COMPENSATION AND ORGANIZATION COMMITTEE OF THE COMPANY:

                                            JOSEPH P. FLANNERY, CHAIRMAN
                                            ALBERT E. HARRIS
                                            JOHN M. SULLIVAN

                                            JOHN WALKER, PH.D.

PERFORMANCE GRAPH


     The following line graph compares the yearly percentage change in the Company's cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the price of the Company's common shares at the end and the beginning of the measurement period; by (ii) the price of the Company's common shares at the beginning of the measurement period) against the cumulative return of (a) Standard & Poor's 500 Consumer Household Non-Durable Products Index ("S&P 500 Household Index"); and
(b) the Russell 2000 (the "Russell 2000"); each for the period from September 30, 1995 to September 30, 2000. The comparison assumes $100 was invested on September 30, 1995 in the Company's common shares and in each of the foregoing indices and assumes reinvestment of dividends.

[TOTAL SHAREHOLDER RETURNS GRAPH]

                                                   THE SCOTTS COMPANY        S&P 500 HOUSEHOLD INDEX          RUSSELL 2000
                                                   ------------------        -----------------------          ------------
9/95                                                        100                         100                         100
9/96                                                      87.01                      132.25                      113.13
9/97                                                     118.64                      185.36                      150.68
9/98                                                     138.42                      183.15                      122.02
9/99                                                      156.5                      235.69                      143.43
9/00                                                     151.41                      200.58                      175.01


                         REPORT OF THE AUDIT COMMITTEE

                              (NOVEMBER 29, 2000)

     Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1993 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, this Report shall not be incorporated by reference into any such filings.


ROLE OF THE AUDIT COMMITTEE, INDEPENDENT AUDITORS AND MANAGEMENT



     The Audit Committee consists of three independent directors and operates under a written charter adopted by the Board of Directors, a copy of which is attached as Annex A to this Proxy Statement. Annually, the Audit Committee recommends to the Board of Directors the selection of the Company's independent auditors. PricewaterhouseCoopers LLP was selected as the Company's independent auditors for the 2000 fiscal year.


     Management is responsible for designing and maintaining the Company's systems of internal controls and financial reporting processes. The Company's independent auditors are responsible for performing an audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing their report thereon. The Audit Committee's responsibility is to provide independent, objective oversight of these processes.

     Pursuant to this responsibility, the Audit Committee met with management and the independent auditors throughout the year. The Audit Committee reviewed the audit plan and scope with the independent auditors, and discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also met with the independent auditors, without management present, to discuss the results of their audit work, their evaluation of the Company's system of internal controls and the quality of the Company's financial reporting.


     In addition, the Audit Committee has discussed with the independent auditors their independence from the Company and its management, including the matters contained in written disclosures and letters from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).



MANAGEMENT'S REPRESENTATIONS AND AUDIT COMMITTEE RECOMMENDATIONS



     Management has represented to the Audit Committee that the Company's consolidated financial statements for the year ended September 30, 2000 were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. Based on the Audit Committee's discussions with management and the independent auditors and review of the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2000 to be filed with the SEC.


     SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY:

                                            L. JACK VAN FOSSEN, CHAIRMAN
                                            ARNOLD W. DONALD (FROM OCTOBER 2000)
                                            PATRICK J. NORTON (UNTIL FEBRUARY
                                            2000)

                                            JOHN M. SULLIVAN


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     James Hagedorn is the President and Treasurer and owns 83% of the shares of Hagedorn Aviation, a company which owns the aircraft used for certain business travel by James Hagedorn and, on occasion, the senior management of the Company. Horace Hagedorn is the Vice President of Hagedorn Aviation and owns the remaining 17% equity interest. The Company pays charges by Hagedorn Aviation for flight time at the rate of $150 per hour of flight. The charges cover the cost to operate and maintain the aircraft. During the 2000 fiscal year, the Company paid a total of approximately $17,000 to Hagedorn Aviation for such service, which constituted more than five percent of Hagedorn Aviation's consolidated gross revenues for its last full fiscal year.


     Paul Hagedorn, a brother of James Hagedorn and Katherine Hagedorn Littlefield and a general partner of the Hagedorn Partnership, is employed by the Company as a graphics design specialist. For the 2000 fiscal year, Mr. Hagedorn received a salary of $104,117. He also received employment benefits consistent with those offered to other associates of the Company. In the 2000 fiscal year, the Company paid aggregate rent and utility expenses of $5,924 for an office in Atlanta, Georgia for Mr. Hagedorn.


                              INDEPENDENT AUDITORS

     The Board of Directors of the Company has appointed PricewaterhouseCoopers LLP as the Company's independent auditors for the 2001 fiscal year. PricewaterhouseCoopers LLP, a certified public accounting firm, has served as the Company's independent auditors since 1986.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as he or she may desire.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Proposals by shareholders intended to be presented at the 2002 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than August 17, 2001, to be included in the Company's proxy, notice of meeting and proxy statement relating to such meeting and should be mailed to:
The Scotts Company, 41 South High Street, Suite 3500, Columbus, Ohio 43215,
Attention: Secretary. Upon receipt of a shareholder proposal, the Company will determine whether or not to include the proposal in the proxy materials in accordance with applicable rules and regulations promulgated by the SEC.


     The SEC has promulgated rules relating to the exercise of discretionary voting authority pursuant to proxies solicited by the Board of Directors. If a shareholder intends to present a proposal at the 2002 Annual Meeting of Shareholders and does not notify the Secretary of the Company of the proposal by October 31, 2001, the proxies solicited by the Board of Directors for use at the 2002 Annual Meeting may vote on the proposal, without discussion of the proposal in the Company's proxy statement for that Annual Meeting.


                                 OTHER BUSINESS

     The Board of Directors is aware of no other matter that will be presented for action at the Annual Meeting. If any other matter requiring a vote of the shareholders properly comes before the Annual Meeting, the persons authorized under management proxies will vote and act according to their best judgments in light of the conditions then prevailing.

                                 ANNUAL REPORT

     The Company's 2000 Annual Report to Shareholders containing audited consolidated financial statements for the 2000 fiscal year is being mailed to all shareholders of record with this Proxy Statement.

                                          Sincerely,

                                          /s/ Charles M. Berger
                                          CHARLES M. BERGER
                                          Chairman and Chief Executive Officer

                                    ANNEX A

                               THE SCOTTS COMPANY
                            AUDIT COMMITTEE CHARTER

PURPOSE

     The primary purpose of the Audit Committee (the "Committee") of The Scotts Company (the "Company") is to assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including by overviewing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, the annual independent audit by the Company's outside auditor of the Company's financial statements, and the Company's ethics policy as established, and as the same may be modified or supplemented from time to time, by the Company.

     The Board and the Committee are in place to represent the Company's shareholders. The Company's outside auditor is ultimately accountable to the Board and the Committee. The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor.

     In discharging its oversight role, the Committee may investigate any matter brought to its attention with full access to all books, records, facilities, and personnel, and to the outside auditor, of the Company, and the power to retain experts for this purpose.

     The Committee shall review and reassess the adequacy of this Charter on an annual basis.

MEMBERSHIP

     The Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the New York Stock Exchange regarding a qualified Audit Committee.

     Accordingly, all of the members will be directors:

        1. Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

        2. Who are financially literate (as such qualification is interpreted by the Board in its business judgment) or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise (as such qualification is interpreted by the Board in its business judgment).

KEY RESPONSIBILITIES

     The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, including the internal audit staff, as well as the outside auditors, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's ethics policy.

     The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances:


     - The Committee shall review with management and the outside auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards (SAS) No. 61, as the same may be modified or supplemented.

     - As a whole, or through the Committee chair, the Committee shall review with the outside auditors the Company's interim financial results to be included in the Company's quarterly reports to be filed with Securities and Exchange Commission and the matters required to be discussed by SAS No. 61 and SAS No. 71, as the same may be modified or supplemented. This review will occur prior to the Company's filing of the Form 10-Q.

     - The Committee shall discuss with management and the outside auditors the quality and adequacy of the Company's internal controls.

     - The Committee shall:

        - request from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard Number 1, as the same may be modified or supplemented;

        - discuss with the outside auditors any such disclosed relationships or services and their impact on the outside auditor's independence and objectivity; and

        - recommend that the Board take appropriate action in response to the outside auditor's report to satisfy itself of the auditor's independence.

                               THE SCOTTS COMPANY

                      2001 ANNUAL MEETING OF SHAREHOLDERS

                        The Westin Great Southern Hotel
                             310 South High Street
                                 Columbus, Ohio
                                 (614) 228-3800
                               Fax (614) 228-8820

                   JANUARY 18, 2001 AT 10:00 A.M., LOCAL TIME

                              GREATER COLUMBUS MAP

                                   Directions

TRAVELING SOUTH ON I-71 (FROM CLEVELAND/NORTHERN OHIO) -- Take I-71 South to the Main Street exit. This exit is a cloverleaf which branches to the right. Proceed through the light. This road will curve to the left and become Rich Street. Go about five blocks to High Street and turn left. Go one block to Main Street. The Hotel is on the corner of High and Main Streets. Valet parking is available in front of the Hotel on High Street.

TRAVELING NORTH ON I-71 (FROM CINCINNATI AREA) -- Take I-71 North. Just before reaching the downtown area, exit onto I-70 East. Take the first exit which is the Front/High Street exit. Go straight off the exit to the second light, which is High Street, and turn left. Just before the third light you will see the Hotel on your right. Valet parking is available in front of the Hotel on High Street.

TRAVELING EAST ON I-70 (FROM DAYTON/INDIANAPOLIS AREA) -- Take I-70 East to the Front/High Street exit. Go straight off the exit to the second light, which is High Street, and turn left. Just before the third light you will see the Hotel on your right. Valet parking is available in front of the Hotel on High Street.

TRAVELING WEST ON I-70 (FROM PENNSYLVANIA/WEST VIRGINIA AREAS) -- Take I-70 West to the Fourth Street exit. Stay in the middle lane. Proceed straight through the first and second lights. At the third light turn right onto High Street. The Hotel is on the corner of High and Main Streets. Valet parking is available in front of the Hotel on High Street.

TRAVELING FROM PORT COLUMBUS INTERNATIONAL AIRPORT -- Take International Gateway (the main airport road) and follow it to I-670 West. Take I-670 West to the Third Street exit and after exiting pass eight lights to Mound Street and turn right. Go two blocks to High Street and turn right. The Hotel is on the corner of High and Main Streets. Valet parking is available in front of the Hotel on High Street.

THE SCOTTS COMPANY
C/O PROXY  SERVICES
P.O. BOX 9112
FARMINGDALE, NY 11735


VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to vote your proxy.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to The Scotts Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.


TO VOTE, MARK BLOCKS BELOW IN      SCOTTS     KEEP THIS PORTION FOR YOUR RECORDS
BLUE OR BLACK INK AS FOLLOWS:
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                             DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

====================================================================================================================================
THE SCOTTS COMPANY

VOTE ON DIRECTORS

1. To elect four Directors in Class III for terms to expire      For   Withhold   For All   To withhold authority to vote, mark "For
   at the 2004 Annual Meeting:                                   All     All      Except    All Except" and write the nominee's
   01) Joseph P. Flannery  03) Katherine Hagedorn Littlefield                               number on the line below.
   02) Albert E. Harris    04) Patrick J. Norton                 [ ]     [ ]        [ ]     ________________________________________


VOTE ON PROPOSALS                                                                                        For     Against     Abstain

2. To adopt an amendment to Article FOURTH of the Company's Amended Articles of Incorporation, to        [ ]       [ ]         [ ]
   return the Class A Convertible Preferred Stock to the status of authorized but unissued, "blank check" preferred shares:

3. To adopt amendments to Sections 1.10, 1.04 and 1.03 of the Company's Code of Regulations to:          [ ]       [ ]         [ ]
   (i) permit appointment of shareholder proxies in any manner permitted by Ohio law; (ii)
   permit shareholders to receive notice of shareholder meetings in any manner permitted by Ohio law; and (iii) allow shareholder meetings to be held in any manner permitted by Ohio law:

4. To adopt amendments to Article THREE of the Company's Code of Regulations to clarify and              [ ]       [ ]         [ ]
   separate the roles of the officers:

5. To adopt an amendment to Section 2.10 of the Company's Code of Regulations to provide for Board       [ ]       [ ]         [ ]
   committees of one or more directors:



Shareholder sign name exactly as it is stenciled hereon.

Note: Please fill in, sign and return this Proxy in the enclosed envelope. When signing as Attorney, Executor, Administrator,
Trustee or Guardian, please give full title as such. If holder is a corporation, please sign the full corporate name by authorized officer. Joint Owners should sign individually. (Please note any change of address on this Proxy).

-------------------------------------------------                    -------------------------------------------------

-------------------------------------------------                    -------------------------------------------------
Signature [PLEASE SIGN WITHIN BOX]       Date                        Signature (Joint Owners)                 Date
====================================================================================================================================

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

================================================================================
                               THE SCOTTS COMPANY

      PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 18, 2001

The undersigned holder(s) of common shares of The Scotts Company (the "Company") hereby appoints Charles M. Berger or G. Robert Lucas, the Proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of the Company to be held at The Westin Great Southern Hotel, 310 South High Street, Columbus, Ohio, on Thursday, January 18, 2001 at 10:00 a.m., local time, and any adjournment, and to vote all of the common shares which the undersigned is entitled to vote at such Annual Meeting or any adjournment.

WHERE A CHOICE IS INDICATED, THE COMMON SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED OR NOT VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL NO. 1 AS DIRECTORS OF THE COMPANY AND "FOR" PROPOSAL NOS. 2 THROUGH 5. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT, OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.

IF COMMON SHARE UNITS ARE ALLOCATED TO THE ACCOUNT OF THE UNDERSIGNED UNDER THE SCOTTS COMPANY RETIREMENT SAVINGS PLAN (THE "RSP"), THEN THE UNDERSIGNED HEREBY DIRECTS THE TRUSTEE OF THE RSP TO VOTE ALL COMMON SHARES OF THE COMPANY REPRESENTED BY THE UNITS ALLOCATED TO THE UNDERSIGNED'S ACCOUNT UNDER THE RSP IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN HEREIN, AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT, ON THE MATTERS SET FORTH ON THE REVERSE SIDE. IF NO INSTRUCTIONS ARE GIVEN, THE PROXY WILL NOT BE VOTED BY THE TRUSTEE OF THE RSP.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated December 15, 2000, the Proxy Statement furnished therewith, and the Annual Report of the Company for the fiscal year ended September 30, 2000. Any proxy heretofore given to vote the common shares which the undersigned is entitled to vote at the Annual Meeting is hereby revoked.

               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                         DIRECTORS OF THE SCOTTS COMPANY

    (This Proxy continues and must be signed and dated on the reverse side)
================================================================================